SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registrant submits the following information:

Name:    INVESCO Global Financial Services Fund

Address of Principal Business Office:

         7800 E. Union Avenue, Denver, Colorado  80237

Telephone Number: 1-800-528-8765

Name and Address of Agent for Service of Process:

         Glen A. Payne
         General Counsel
         INVESCO Funds Group, Inc.
         Legal Department
         7800 E. Union Avenue, Suite 800
         Denver, CO  80237

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:      YES /X/      NO / /

Pursuant to the requirements of the Investment Company Act of 1940 the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Denver and the State of Colorado on the 17th day of July, 1998.

                                         INVESCO Global Financial Services Fund


                                         By: /s/ Mark H. Williamson
                                             ---------------------------
                                             Mark H. Williamson
                                             President


Attest:  /s/ Glen A. Payne
         ----------------------
         Name:   Glen A. Payne
         Title:  Secretary